EXHIBIT 23.3

Netherland, Sewell & Associates, Inc.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGIST

In connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, (the “Annual Report”) of PRB Energy Inc (the “Company”), we hereby consent to (i) the use of the reference to our “Estimate of Reserves and Future Revenue to the PRB Energy, Inc. Interest in Certain Gas Properties located in Colorado and Wyoming as of December 31, 2006” (the “Report”), under the captions of “Reserves” in Item 2 of the Annual Report, under the caption “Working Capital Cash Flow” in Item 7 of the Annual Report, and under the caption “Oil and Gas Reserve Quantities (Unaudited)” in Footnote 13 within Item 15 of the Annual Report; and (ii) the use of a reference to the name Netherland, Sewell & Associates, Inc. as the independent petroleum engineering firm that prepared the Reports under such items; provided, however, that since the cash-flow calculation in the Annual Report include estimated income taxes not included in the Reports, we are unable to verify the accuracy of the cash-flow values in the Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell, P.E.
Frederic D. Sewell, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 28, 2007

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